UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 31, 2016

ZHONE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)

(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 31, 2016, Morteza Ejabat resigned from his position as a director and as Executive Chairman of Zhone Technologies, Inc., or Zhone, effective immediately. Mr. Ejabat was a Class III director whose term would otherwise have expired at Zhone’s 2016 annual meeting of stockholders. Mr. Ejabat’s resignation did not result from any disagreement with Zhone on any matter relating to its operations, policies or practices. Zhone does not intend to fill the vacancy on the Board of Directors created by Mr. Ejabat’s resignation at this time, but may nominate a replacement for election in the future. The Board of Directors of Zhone has appointed current Board member Richard Kramlich to serve as Interim Chairman of the Board to fill the vacancy created by the resignation of Mr. Ejabat.
Mr. Ejabat will provide transitional services to Zhone for a period of one year following his resignation. In consideration of such transitional services, Zhone has issued to him 500,000 shares of Zhone common stock pursuant to Zhone’s Amended and Restated 2001 Stock Incentive Plan.
The foregoing description of Mr. Ejabat’s transition services arrangement is qualified in its entirety by the terms of his consulting agreement with Zhone, a copy of which will be filed as an exhibit to Zhone’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2016	Zhone Technologies, Inc.

	By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer